EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER FINANCIAL RESULTS
CONTINUED NET INTEREST MARGIN EXPANSION FROM ACTIVE BALANCE SHEET MANAGEMENT

NOVATO, CA, July 28, 2025 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced a net loss of $8.5 million for the second quarter of 2025, compared to net income of $4.9 million for the first quarter of 2025. Diluted loss per share was $0.53 for the second quarter, compared to diluted earnings per share of $0.30 for the prior quarter. The loss was attributable to the previously announced securities repositioning which is more fully described below. Net income and diluted earnings per share for the second quarter excluding the loss on sale of securities was $4.7 million and $0.29, respectively, all other factors unchanged and with adjustments made based on the Company's blended statutory tax rate of 29.56%. See Reconciliation of GAAP and Non-GAAP Financial Measures below. If the adjustments were made using the Company's second quarter 2025 effective tax rate of 23.78%, net income and diluted earnings per share for the second quarter of 2025 excluding the loss on sale of securities was $5.7 million and $0.36, respectively, all other factors unchanged.

Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended		Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Pre-tax, pre-provision net (loss) income
Pre-tax, pre-provision net (loss) income (GAAP)	$(11,199)	$6,556	$(4,643)	$(24,903)
Comparable pre-tax, pre-provision net income (non-GAAP)	7,537	6,556	14,093	7,639
Net (loss) income
Net (loss) income (GAAP)	(8,536)	4,876	(3,660)	(18,980)
Comparable net income (non-GAAP)	4,662	4,876	9,538	3,942
Diluted (loss) earnings per share
Diluted (loss) earnings per share (GAAP)	(0.53)	0.30	(0.23)	(1.18)
Comparable diluted earnings per share (non-GAAP)	0.29	0.30	0.59	0.24
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related tax benefit calculated using blended statutory rate of 29.5636%

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the second quarter 2025 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

"We continue to take steps to improve our core financial performance as demonstrated by pre-tax pre-provision net income growth of 15% and 85% compared to the prior quarter and prior year to date, respectively," said Tim Myers, President and Chief Executive Officer. "Our recent securities repositioning, which was made possible by our strong capital and liquidity levels, should lead to further net interest margin expansion.

"With stable asset quality, the continued addition of new loan and deposit relationships, and a healthy loan pipeline, we expect further improvement in our financial performance in the coming quarters," said Myers.

Bancorp also provided the following highlights for the second quarter of 2025:

•As previously announced, the Bank sold available-for-sale ("AFS") securities with a book value of $185.8 million, resulting in a pre-tax loss of $18.7 million. Redeployment of the proceeds is expected to provide a 13 basis point increase in annualized net interest margin beginning in the third quarter and $0.20 of estimated earnings per share accretion over the next four quarters, assuming a 5.0% average yield on reinvestment. The securities repositioning is expected to have an approximate four-year earn back. The sale is part of a continued strategy to improve future earnings and increase return on equity. Excluding the loss on security sales, net income and diluted earnings per share for the second quarter would have been $4.7 million and $0.29, respectively, all other factors unchanged. See Reconciliation of GAAP and Non-GAAP Financial Measures below.

•The second quarter tax-equivalent net interest margin improved 7 basis points over the preceding quarter to 2.93% from 2.86%, largely due to the effects of new loan production at higher rates. The tax-equivalent net interest margin for the six months ended June 30, 2025 improved 39 basis points over the same period of the prior year due to the favorable impact of the securities repositioned in the second quarter of 2024, which resulted in higher yielding assets during the first six months of 2025.

•Return on average assets ("ROA") was (0.92)% (non-GAAP 0.50%) for the second quarter of 2025, compared to 0.53% for the prior quarter. Return on average equity ("ROE") was (7.80)% (non-GAAP 4.26%), compared to 4.52% for the prior quarter. The efficiency ratio for the second quarter of 2025 was 208.81% (non-GAAP 74.03%), compared to 76.44% last quarter. Non-GAAP ratios exclude the loss on security sales, all other factors unchanged, and with adjustments made based on the Company's blended statutory tax rate of 29.56%. See Reconciliation of GAAP and Non-GAAP Financial Measures below.
Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Return on average assets
Return on average assets (GAAP)	(0.92)%	0.53%	(2.35)%	(0.20)%	(1.01)%
Comparable return on average assets (non-GAAP)	0.50%	0.53%	0.11%	0.52%	0.21%
Return on average equity
Return on average equity (GAAP)	(7.80)%	4.52%	(20.36)%	(1.68)%	(8.79)%
Comparable return on average equity (non-GAAP)	4.26%	4.52%	0.95%	4.39%	1.83%
Efficiency ratio
Efficiency ratio (GAAP)	208.81%	76.44%	(300.37)%	112.18%	237.13%
Comparable efficiency ratio (non-GAAP)	74.03%	76.44%	86.70%	75.21%	84.93%
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related tax benefit calculated using blended statutory rate of 29.5636%

•The average cost of total deposits and of interest-bearing deposits decreased by 1 and 3 basis points, respectively, to 1.28% and 2.24%, in the second quarter of 2025, compared to the prior quarter. Non-interest bearing deposits continued to make up a strong portion of total deposits at 42.5% as of June 30, 2025, compared to 43.2% last quarter.

•There was no provision for credit losses on loans in the second quarter of 2025 compared to a $75 thousand provision in the previous quarter. The allowance for credit losses was 1.44% of total loans at June 30, 2025, consistent with March 31, 2025.

•Classified loans were 2.95% of total loans compared to 2.77% last quarter largely due to downgrades from special mention in two commercial real estate relationships during the quarter totaling $3.9 million.

•Non-accrual loans were 1.57% of total loans at quarter-end, down from 1.59% at March 31, 2025.

•Total deposits of $3.245 billion as of June 30, 2025 compared to $3.302 billion as of March 31, 2025, the decrease mainly due to business expenses, payroll and distributions, asset purchases and seasonal outflows for tax payments.

•Capital was above well-capitalized regulatory thresholds with total risk-based capital ratios of 16.25% as of June 30, 2025 for Bancorp compared to 16.69% as of March 31, 2025. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.95% as of June 30, 2025. Bancorp's TCE ratio net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized1 was 8.26% as of June 30, 2025.

•Bancorp repurchased 100,000 in shares for $2.2 million during the second quarter of 2025, contributing to an increase in the book value per share to $27.21 at June 30, 2025 compared to $27.13 at March 31, 2025, and the tangible book value per share2 to $22.55 at June 30, 2025 compared to $22.48 at March 31, 2025.

•The Board of Directors declared a cash dividend of $0.25 per share on July 24, 2025, which represents the 81st consecutive quarterly dividend paid by Bancorp. The dividend is payable on August 14, 2025, to shareholders of record at the close of business on August 7, 2025.

“Expenses grew 1.1% compared to the prior quarter, which was in line with a roughly 4% annual expense growth rate in recent years," said Chief Financial Officer Dave Bonaccorso. "The expense increases included technology-related expenditures that are expected to drive future efficiency as well as costs for branch upgrades, annual events, and regulatory agencies. This increase was partially offset by a decline in contributions expense from the acceleration of most of our annual charitable contributions from the second quarter into the first quarter. Looking ahead, we expect that expenses for the second half of 2025 will be similar to the first half of the year.”

Loans and Credit Quality

Loans totaled $2.074 billion as of June 30, 2025, a net increase of $90 thousand from March 31, 2025. Loan originations for the second quarter were $68.8 million ($50.2 million funded) including $49.1 million ($41.6 million funded) in commercial loans, which includes commercial and industrial and commercial real estate loans. In the prior quarter, loan originations were $63.6 million ($47.4 million funded) including $50.2 million ($43.2 million funded) in commercial loans. The second quarter of the prior year included total originations of $94.5 million ($64.1 million funded) including $43.1 million ($30.0 million funded) in commercial loans.

Loan payoffs were $36.5 million for the second quarter of 2025, compared to $25.5 million for the first quarter of 2025 and $31.2 million in the second quarter of the prior year. In addition, there was $18.6 million of loan amortization from scheduled repayments and a net increase of $4.7 million in credit line utilization during the quarter ended June 30, 2025.

Accruing loans past due 30 to 89 days totaled $2.7 million as of June 30, 2025, compared to $6.0 million as of March 31, 2025. Contributing to the decrease were two commercial loans totaling $3.6 million, of which $2.8 million was paid off and the remaining was reclassified as non-accrual.

Non-accrual loans totaled $32.5 million, or 1.57% of the loan portfolio, at June 30, 2025, compared to $32.9 million, or 1.59% at March 31, 2025. Of the total non-accrual loans as of June 30, 2025, approximately 60% were paying as agreed, 89% were real estate secured, and all are being closely managed and monitored.

The Bank continues to uphold its prudent underwriting standards. In response to current market conditions, we continue to closely monitor our portfolio for signs of potential weakness to ensure proactive risk management and actively work towards a resolution on our classified loans. Classified loans increased by $3.7 million to $61.1 million as of June 30, 2025, from $57.4 million as of March 31, 2025. The increase was largely due to downgrades of two commercial real estate loans totaling $3.9 million, partially offset by paydowns and payoffs totaling $1.1 million.

Loans designated special mention, which are not considered adversely classified, increased by $2.6 million to $91.5 million as of June 30, 2025, from $88.9 million as of March 31, 2025. The increase was largely due to downgrades
1 Refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.
2 Tangible book value per share is a non-GAAP financial measure used by Bancorp, as well as investors and analysts, in assessing Bancorp’s use of equity. Refer to the reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures.

from pass or watch of $9.4 million, slightly offset by contractual paydowns and payoffs of $2.6 million and the downgrade of $4.2 million to substandard.

There were $52 thousand in net charge-offs for the second quarter of 2025. This compared to net charge-offs of $825 thousand for the first quarter of 2025.

There was no provision for credit losses on loans in the second quarter of 2025 and a $75 thousand provision in the prior quarter. The ratio of allowance for credit losses to total loans was unchanged at 1.44% at June 30, 2025, compared to 1.44% at March 31, 2025.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $228.9 million at June 30, 2025, a decrease of $31.1 million compared to $259.9 million at March 31, 2025 largely due to the $56.9 million decrease in deposits, partially offset by paydowns and maturities of investment securities.

Investments

The investment securities portfolio totaled $1.215 billion at June 30, 2025, a decrease of $25.4 million from March 31, 2025. The decrease was primarily the result of the sale of available-for-sale securities with a book value of $185.8 million along with principal repayments and maturities of $57.0 million and $20.1 million, respectively, offset by the purchase of $219.2 million in available-for-sale securities and the reduction of the unrealized loss of $18.3 million in the portfolio which included the reduction of $18.7 million unrealized loss that was realized and recognized in the sale. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 2.55 on available-for-sale securities and 5.58 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $85.4 million and $72.8 million in the second and first quarters of 2025, respectively.

Deposits

Deposits decreased $56.9 million to $3.245 billion at June 30, 2025, compared to $3.302 billion at March 31, 2025. The majority of this decrease was $46.6 million in non-interest bearing deposits, largely affected by business expenses, payroll and distributions, asset purchases and seasonal outflows for tax payments. Despite that, non-interest bearing deposits continued to make up a strong 42.5% of total deposits at June 30, 2025, compared to 43.2% at March 31, 2025. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated over 1,000 new accounts during the second quarter, 40% of which were new relationships (excluding new reciprocal accounts).

Borrowings and Liquidity

At June 30, 2025, the Bank had no outstanding borrowings, consistent with March 31, 2025. While available as a liquidity source, we have not utilized brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $1.863 billion, or 57% of total deposits and 200% of estimated uninsured and/or uncollateralized deposits as of June 30, 2025.

The following table details the components of our contingent liquidity sources as of June 30, 2025.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$201.1	$—	$201.1
Unencumbered securities at market value	271.0	—	271.0
External Sources
FHLB line of credit	946.0	—	946.0
FRB line of credit	319.8	—	319.8
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$1,862.9	$—	$1,862.9
1 Excludes cash items in transit as of June 30, 2025.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 16.25% at June 30, 2025, compared to 16.69% at March 31, 2025. The decrease was largely due to losses realized on the sale of available-for-sale securities associated with the portfolio repositioning. The total risk-based capital ratio for the Bank was 15.00% at June 30, 2025, compared to 16.45% at March 31, 2025. The decrease was mainly due to a dividend of $32.0 million that was paid by the Bank to Bancorp during the second quarter of 2025.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.95% at June 30, 2025, compared to 9.82% at March 31, 2025. Our capital plan and point-in-time capital stress tests indicate that Bank of Marin and Bancorp capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $25.9 million for the second quarter of 2025, a $966 thousand increase from the prior quarter. This was driven by an increase of $9.6 million in average earning assets including a $678 thousand increase in loan interest income due to the continued replenishment of the loan portfolio at higher rates.

The tax-equivalent net interest margin increased to 2.93% for the second quarter of 2025, compared to 2.86% for the prior quarter. Loan originations at higher rates contributed to 4 basis points growth in the second quarter. Higher average interest-earning deposit balances with banks increased the margin by 2 basis points and the repositioning of securities added 1 basis point to the margin, with more impact to come.

Non-Interest Income (Loss)

Non-interest income was in a loss position of $15.6 million for the second quarter of 2025, compared to net interest income of $2.9 million for the prior quarter. The decrease of $18.5 million from the prior quarter was primarily attributable to a loss of $18.7 million on the sale of available-for-sale investment securities during the second quarter, slightly offset by the recording of a bank owned life insurance death benefit receivable. Excluding the loss on sale of securities, non-interest income for the quarter was $3.1 million, an increase of $241 thousand from prior quarter.

Non-Interest Expense

Non-interest expense totaled $21.5 million for the second quarter of 2025, compared to $21.3 million for the prior quarter, an increase of $226 thousand. This was mainly due to increased information technology expense and other expenses including the annual shareholders meeting and other events, partially offset by reduced charitable contribution expense in the second quarter which was paid out mostly in the first quarter for the 2025 year.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given industry turmoil that largely began in the first quarter of 2023, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. In addition, management believes that providing selected financial measures excluding the loss on sale of securities discussed above is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts; unaudited)		June 30, 2025	March 31, 2025	December 31, 2024
Tangible Common Equity - Bancorp
Total stockholders' equity		$438,538	$439,566	$435,407
Goodwill and core deposit intangible		(75,098)	(75,319)	(75,546)
Total TCE	a	363,440	364,247	359,861
Unrealized losses on HTM securities, net of tax[1]		(74,625)	(77,768)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax [2]		7,205	7,462	7,701
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$296,020	$293,941	$278,391
Total assets		$3,726,193	$3,784,243	$3,701,335
Goodwill and core deposit intangible		(75,098)	(75,319)	(75,546)
Total tangible assets	c	3,651,095	3,708,924	3,625,789
Unrealized losses on HTM securities, net of tax[1]		(74,625)	(77,768)	(89,171)
Unrealized losses on HTM securities included in AOCI, net of tax		7,205	7,462	7,701
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,583,675	$3,638,618	$3,544,319
Bancorp TCE ratio	a / c	10.0%	9.8%	9.9%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	8.3%	8.1%	7.9%
Tangible Book Value Per Share
Common shares outstanding	e	16,116	16,203	16,089
Book value per share		$27.21	$27.13	$27.06
Tangible book value per share	a / e	$22.55	$22.48	$22.37
[1] Unrealized losses on held-to-maturity securities as of June 30, 2025, March 31, 2025 and December 31, 2024 of $105.9 million, $110.4 million and $126.6 million, respectively, including the unrealized losses that resulted from the transfer of securities from AFS to HTM, net of an estimated $31.3 million, $32.6 million and $37.4 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.
[2] The remaining unrealized losses that resulted from the transfer of securities from AFS to HTM, as of June 30, 2025, March 31, 2025 and December 31, 2024, net of an estimated $3.0 million, $3.1 million and $3.2 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56% are added back as they are already included in AOCI.

Reconciliation of GAAP and Non-GAAP Financial Measures (continued)

(in thousands, except per share amounts; unaudited)	Three months ended			Six months ended
Pre-tax, pre-provision net (loss) income	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
(Loss) income before (benefit from) provision for income taxes	$(11,199)	$6,481	$(34,382)	$(4,718)	$(30,453)
Provision for credit losses on loans	—	75	5,200	75	5,550
Pre-tax, pre-provision net (loss) income (GAAP)	(11,199)	6,556	(29,182)	(4,643)	(24,903)
Adjustments:
Losses on sale of investment securities from portfolio repositioning	18,736	—	32,542	18,736	32,542
Comparable pre-tax, pre-provision net income (non-GAAP)	$7,537	$6,556	$3,360	$14,093	$7,639
Net (loss) income
Net (loss) income (GAAP)	$(8,536)	$4,876	$(21,902)	$(3,660)	$(18,980)
Adjustments:
Losses on sale of investment securities from portfolio repositioning	18,736	—	32,542	18,736	32,542
Related income tax benefit[1]	(5,538)	—	(9,620)	(5,538)	(9,620)
Adjustments, net of taxes	13,198	—	22,922	13,198	22,922
Comparable net income (non-GAAP)	$4,662	$4,876	$1,020	$9,538	$3,942
Diluted (loss) earnings per share
Weighted average diluted shares	15,989	16,002	16,108	15,983	16,095
Diluted (loss) earnings per share (GAAP)	$(0.53)	$0.30	$(1.36)	$(0.23)	$(1.18)
Comparable diluted earnings per share (non-GAAP)	$0.29	$0.30	$0.06	$0.60	$0.24
Return on average assets
Average assets	$3,737,794	$3,728,066	$3,751,159	$3,732,957	$3,781,214
Return on average assets (GAAP)	(0.92)%	0.53%	(2.35)%	(0.20)%	(1.01)%
Comparable return on average assets (non-GAAP)	0.50%	0.53%	0.11%	0.52%	0.21%
Return on average equity
Average stockholders' equity	$439,187	$437,176	$432,962	$438,187	$434,332
Return on average equity (GAAP)	(7.80)%	4.52%	(20.36)%	(1.68)%	(8.79)%
Comparable return on average equity (non-GAAP)	4.26%	4.52%	0.95%	4.39%	1.83%
Efficiency ratio
Non-interest expense	$21,490	$21,264	$21,894	$42,754	$43,063
Net interest income	$25,912	$24,946	$22,467	$50,858	$45,161
Non-interest income (GAAP)	$(15,621)	$2,874	$(29,755)	$(12,747)	$(27,001)
Losses on sale of investment securities from portfolio repositioning	18,736	—	32,542	18,736	32,542
Non-interest income (non-GAAP)	$3,115	$2,874	$2,787	$5,989	$5,541
Efficiency ratio (GAAP)	208.81%	76.44%	(300.37)%	112.18%	237.13%
Comparable efficiency ratio (non-GAAP)	74.03%	76.44%	86.70%	75.21%	84.93%
[1]Related tax benefit calculated using blended statutory rate of 29.5636%

Share Repurchase Program

Bancorp repurchased 100,000 shares totaling $2.2 million at an average price of $21.72 per share during the second quarter of 2025 under our existing share repurchase program expiring July 31, 2025. As announced in the Form 8-K filed simultaneously today, the board of directors has authorized the repurchase of up to $25.0 million of its common stock effective July 24, 2025 through July 31, 2027. This stock buyback program replaces the existing program approved in 2023 and expiring July 31, 2025 under which Bancorp repurchased $6.4 million worth in shares.

Insider Trading Policy Revisions

Following a review of industry practice and consultation with Bancorp’s legal counsel, certain revisions to Bancorp’s Insider Trading Policy were approved by the board of directors at a meeting on July 24, 2025. Among the revisions, the commencement of the regular quarterly blackout period was changed from three weeks prior to quarter end to two weeks prior to quarter end. Additionally, provisions were added covering the use of 10b5-1 trading plans by

Bancorp employees and directors requiring pre-approval of any such plans by Bancorp and mandating that such plans conform to Securities and Exchange Commission rules.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter financial results call via webcast on Monday, July 28, 2025 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.7 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List.. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by the Trump administration's approach to tariffs and trade, acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Selected operating data and performance ratios:
Net income (loss)	$(8,536)	$4,876	$(21,902)	$(3,660)	$(18,980)
Diluted earnings (loss) per common share	$(0.53)	$0.30	$(1.36)	$(0.23)	$(1.18)
Return on average assets	(0.92)%	0.53%	(2.35)%	(0.20)%	(1.01)%
Return on average equity	(7.80)%	4.52%	(20.36)%	(1.68)%	(8.79)%
Efficiency ratio	208.81%	76.44%	(300.37)%	112.18%	237.13%
Tax-equivalent net interest margin	2.93%	2.86%	2.52%	2.90%	2.51%
Cost of deposits	1.28%	1.29%	1.45%	1.28%	1.41%
Cost of funds	1.28%	1.29%	1.46%	1.28%	1.42%
Net charge-offs (recoveries)	$52	$825	$26	$877	$47
Net charge-offs to average loans	NM	0.04%	NM	0.04%	NM

(in thousands; unaudited)	June 30, 2025	March 31, 2025	December 31, 2024
Selected financial condition data:
Total assets	$3,726,193	$3,784,243	$3,701,335
Loans:
Commercial and industrial	$154,576	$147,291	$152,263
Real estate:
Commercial owner-occupied	320,439	319,112	321,962
Commercial non-owner occupied	1,285,803	1,292,281	1,273,596
Construction	25,018	25,745	36,970
Home equity	95,242	89,240	88,325
Other residential	127,946	133,960	143,207
Installment and other consumer loans	64,614	65,919	66,933
Total loans	$2,073,638	$2,073,548	$2,083,256
Non-accrual loans: [1]
Commercial and industrial	$2,793	$2,845	$2,845
Real estate:
Commercial owner-occupied	1,554	1,493	$1,537
Commercial non-owner occupied	26,012	26,826	28,525
Home equity	1,456	1,353	752
Other residential	282	206	—
Installment and other consumer loans	375	198	222
Total non-accrual loans	$32,472	$32,921	$33,881
Non-accrual loans to total loans	1.57%	1.59%	1.63%
Classified loans (graded substandard and doubtful)	$61,090	$57,435	$45,104
Classified loans as a percentage of total loans	2.95%	2.77%	2.17%
Total accruing loans 30-89 days past due	$2,702	$5,965	$2,231
Total accruing loans 90+ days past due [1]	$—	$—	$—
Allowance for credit losses to total loans	1.44%	1.44%	1.47%
Allowance for credit losses to non-accrual loans	0.92x	0.91x	0.90x
Total deposits	$3,245,048	$3,301,971	$3,220,015
Loan-to-deposit ratio	63.90%	62.80%	64.70%
Stockholders' equity	$438,538	$439,566	$435,407
Book value per share	$27.21	$27.13	$27.06
Tangible book value per share	$22.55	$22.48	$22.37
Tangible common equity to tangible assets - Bank	9.09%	9.66%	9.64%
Tangible common equity to tangible assets - Bancorp	9.95%	9.82%	9.93%
Total risk-based capital ratio - Bank	15.00%	16.45%	16.13%
Total risk-based capital ratio - Bancorp	16.25%	16.69%	16.54%
Full-time equivalent employees	302	291	285
[1] There were no non-performing loans over 90 days past due and accruing interest as of June 30, 2025, March 31, 2025 and December 31, 2024.
NM - Not meaningful

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	June 30, 2025	March 31, 2025	December 31, 2024
Assets
Cash, cash equivalents and restricted cash	$228,863	$259,924	$137,304
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at June 30, 2025, March 31, 2025 and December 31, 2024)	823,314	834,640	879,199
Available-for-sale (at fair value; amortized cost of $402,205, $434,479 and $419,292 at June 30, 2025, March 31, 2025 and December 31, 2024, respectively; net of zero allowance for credit losses at June 30, 2025, March 31, 2025 and December 31, 2024)	391,985	406,009	387,534
Total investment securities	1,215,299	1,240,649	1,266,733
Loans, at amortized cost	2,073,638	2,073,548	2,083,256
Allowance for credit losses on loans	(29,854)	(29,906)	(30,656)
Loans, net of allowance for credit losses on loans	2,043,784	2,043,642	2,052,600
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	70,432	71,066	71,026
Operating lease right-of-use assets	18,316	19,076	19,025
Bank premises and equipment, net	7,472	6,824	6,832
Core deposit intangible, net	2,344	2,565	2,792
Interest receivable and other assets	66,929	67,743	72,269
Total assets	$3,726,193	$3,784,243	$3,701,335

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,379,814	$1,426,446	$1,399,900
Interest bearing:
Transaction accounts	180,444	184,322	198,301
Savings accounts	221,172	228,038	225,691
Money market accounts	1,246,013	1,246,739	1,153,746
Time accounts	217,605	216,426	242,377
Total deposits	3,245,048	3,301,971	3,220,015
Borrowings and other obligations	77	116	154
Operating lease liabilities	20,668	21,497	21,509
Interest payable and other liabilities	21,862	21,093	24,250
Total liabilities	3,287,655	3,344,677	3,265,928
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,116,470, 16,202,869 and 16,089,454 at June 30, 2025, March 31, 2025 and December 31, 2024, respectively	214,713	216,263	215,511
Retained earnings	238,225	250,815	249,964
Accumulated other comprehensive loss, net of taxes	(14,400)	(27,512)	(30,068)
Total stockholders' equity	438,538	439,566	435,407
Total liabilities and stockholders' equity	$3,726,193	$3,784,243	$3,701,335

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended		Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Interest income
Interest and fees on loans	$25,861	$25,183	$51,044	$50,129
Interest on investment securities	8,423	8,261	16,684	17,104
Interest on federal funds sold and due from banks	2,004	1,795	3,799	1,245
Total interest income	36,288	35,239	71,527	68,478
Interest expense
Interest on interest-bearing transaction accounts	351	343	694	535
Interest on savings accounts	587	533	1,120	882
Interest on money market accounts	7,878	7,626	15,504	17,090
Interest on time accounts	1,559	1,790	3,349	4,571
Interest on borrowings and other obligations	1	1	2	239
Total interest expense	10,376	10,293	20,669	23,317
Net interest income	25,912	24,946	50,858	45,161
Provision for credit losses on loans	—	75	75	5,550
Net interest income after provision for credit losses	25,912	24,871	50,783	39,611
Non-interest income
Earnings on bank-owned life insurance, net	667	544	1,211	856
Wealth management and trust services	612	563	1,175	1,138
Service charges on deposit accounts	550	548	1,098	1,070
Debit card interchange fees, net	410	396	806	852
Dividends on Federal Home Loan Bank stock	362	375	737	743
Merchant interchange fees, net	90	96	186	177
Losses on sale of investment securities	(18,736)	—	(18,736)	(32,542)
Other income	424	352	776	705
Total non-interest income	(15,621)	2,874	(12,747)	(27,001)
Non-interest expense
Salaries and related benefits	12,045	12,050	24,095	24,448
Occupancy and equipment	2,226	2,106	4,332	4,018
Deposit network fees	1,054	932	1,986	1,761
Data processing	1,041	1,136	2,177	2,075
Professional services	908	937	1,845	2,121
Information technology	563	413	976	850
Federal Deposit Insurance Corporation insurance	421	388	809	861
Depreciation and amortization	320	322	642	767
Directors' expense	279	304	583	623
Amortization of core deposit intangible	220	227	447	497
Charitable contributions	116	403	519	617
Other expense	2,297	2,046	4,343	4,425
Total non-interest expense	21,490	21,264	42,754	43,063
(Loss) income before (benefit from) provision for income taxes	(11,199)	6,481	(4,718)	(30,453)
(Benefit from) provision for income taxes	(2,663)	1,605	(1,058)	(11,473)
Net (loss) income	$(8,536)	$4,876	$(3,660)	$(18,980)
Net (loss) income per common share
Basic	$(0.53)	$0.31	$(0.23)	$(1.18)
Diluted	$(0.53)	$0.30	$(0.23)	$(1.18)
Weighted average shares:
Basic	15,989	15,977	15,983	16,095
Diluted	15,989	16,002	15,983	16,095
Comprehensive income:
Net (loss) income	$(8,536)	$4,876	$(3,660)	$(18,980)
Other comprehensive income:
Change in net unrealized gains or losses on available-for-sale securities	(486)	3,289	2,803	(4,009)
Reclassification adjustment for realized losses on available-for-sale securities in net income	18,736	—	18,736	32,542
Reclassification adjustment for gains or losses on fair value hedges	—	—	—	1,499
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	365	340	705	764
Other comprehensive income, before tax	18,615	3,629	22,244	30,796
Deferred tax expense	5,503	1,073	6,576	9,097
Other comprehensive income, net of tax	13,112	2,556	15,668	21,699
Total comprehensive income	$4,576	$7,432	$12,008	$2,719

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	June 30, 2025			March 31, 2025
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$180,730	$2,004	4.39%	$163,446	$1,795	4.39%
Investment securities [2,3]	1,266,317	8,495	2.68%	1,273,422	8,331	2.62%
Loans [1,3,4,5]	2,073,110	25,965	4.95%	2,073,739	25,289	4.88%
Total interest-earning assets [1]	3,520,157	36,464	4.10%	3,510,607	35,415	4.04%
Cash and non-interest-bearing due from banks	37,721			37,493
Bank premises and equipment, net	7,259			6,831
Interest receivable and other assets, net	172,657			173,135
Total assets	$3,737,794			$3,728,066
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$187,297	$351	0.75%	$191,089	$343	0.73%
Savings accounts	222,524	587	1.06%	227,098	533	0.95%
Money market accounts	1,227,506	7,878	2.57%	1,192,956	7,626	2.59%
Time accounts including CDARS	218,150	1,559	2.87%	228,018	1,790	3.18%
Borrowings and other obligations [1]	91	1	3.39%	130	1	2.86%
Total interest-bearing liabilities	1,855,568	10,376	2.24%	1,839,291	10,293	2.27%
Demand accounts	1,398,570			1,406,648
Interest payable and other liabilities	44,469			44,951
Stockholders' equity	439,187			437,176
Total liabilities & stockholders' equity	$3,737,794			$3,728,066
Tax-equivalent net interest income/margin [1]		$26,088	2.93%		$25,122	2.86%
Reported net interest income/margin [1]		$25,912	2.91%		$24,946	2.84%
Tax-equivalent net interest rate spread			1.86%			1.77%

	Six months ended			Six months ended
	June 30, 2025			June 30, 2024
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$172,136	$3,799	4.39%	$45,613	$1,245	5.40%
Investment securities [2,3]	1,269,850	16,821	2.65%	1,480,462	17,247	2.33%
Loans [1,3,4,5]	2,073,423	51,254	4.92%	2,063,351	50,346	4.83%
Total interest-earning assets [1]	3,515,409	71,874	4.07%	3,589,426	68,838	3.79%
Cash and non-interest-bearing due from banks	37,608			36,275
Bank premises and equipment, net	7,046			7,564
Interest receivable and other assets, net	172,894			147,949
Total assets	$3,732,957			$3,781,214
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$189,182	$694	0.74%	$206,268	$535	0.52%
Savings accounts	224,798	1,120	1.00%	228,559	882	0.78%
Money market accounts	1,210,327	15,504	2.58%	1,152,492	17,090	2.98%
Time accounts including CDARS	223,057	3,349	3.03%	262,598	4,571	3.50%
Borrowings and other obligations [1]	110	2	3.08%	9,116	239	5.18%
Total interest-bearing liabilities	1,847,474	20,669	2.26%	1,859,033	23,317	2.52%
Demand accounts	1,402,587			1,440,114
Interest payable and other liabilities	44,709			47,735
Stockholders' equity	438,187			434,332
Total liabilities & stockholders' equity	$3,732,957			$3,781,214
Tax-equivalent net interest income/margin [1]		$51,205	2.90%		$45,521	2.51%
Reported net interest income/margin [1]		$50,858	2.88%		$45,161	2.49%
Tax-equivalent net interest rate spread			1.81%			1.27%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $399 thousand and $364 thousand for the three months ended June 30, 2025 and March 31, 2025, and totaled $764 thousand and $811 thousand for the six months ended June 30, 2025 and 2024, respectively.